July 19, 1995



CROWLEY, MILNER AND COMPANY
2301 West Lafayette Boulevard
Detroit, Michigan  48216

      Re:   CROWLEY, MILNER AND COMPANY
            Registration Statement on Form S-8
            -- Profit Sharing Plan

Ladies and Gentlemen:

      We have acted as counsel for Crowley, Milner and Company, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1993, as amended, of a Registration Statement on Form S-8 (the "Registrations Statement") relating to the issuance of up to 100,000 shares of the Company's Common Stock (the "Common Stock") pursuant to the Second Amended and Restated Crowley, Milner and Company Profit Sharing Plan (the "Plan").

      We have examined such corporate records, documents, certificates and other instruments as we have considered appropriate for the purposes of this opinion. In addition, you have stated that the Plan and all subsequent amendments will be submitted or have been submitted to the Internal Revenue Service.

      Based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan.

      2. The shares of Common Stock registered pursuant to the Registration Statement, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                             DYKEMA GOSSETT PLLC

                           /S/ Theodore H. Oldham